EXHIBIT 10.23

Date: 9 October 2013

Hoegh LNG Lampung Pte Ltd

PT Bahtera Daya Utama

PT Imeco Inter Sarana

Amendment and Restatement Agreement

THIS AMENDMENT AND RESTATEMENT AGREEMENT (this “Deed”) is made as a deed on 9 October 2013

BETWEEN:

(1) PT Bahtera Daya Utama, a company organised and existing under the laws of the Republic of Indonesia whose registered office is at Jalan Ampera Raya No.9-10, Jakarta Selatan 12550, Indonesia, (the “Borrower”);

(2) PT Imeco Inter Sarana, a company organised and existing under the laws of the Republic of Indonesia whose registered office is at Jalan Ampera Raya No. 9-10, Jakarta Selatan 12550, Indonesia, (the “Guarantor”); and

(2) Hoegh LNG Lampung Pte Ltd, a company organised and existing under the laws of Singapore whose registered office is at 4 Robinson Road, House of Eden #05-01, Singapore 048543, (the “Lender”).

RECITALS

(A)	The Borrower and the Lender wish to amend the equity loan agreement dated 13 March 2013 between the Borrower and the Lender (the “Equity Loan Agreement”) on and subject to the terms of this Deed;

(B)	The Guarantor and the Lender entered into a deed of guarantee and indemnity dated 13 March 2013 (the “Guarantee”) in relation to the Equity Loan Agreement and the Guarantor wishes to confirm that the Guarantee will continue to extend to the Equity Loan Agreement as amended by this Deed; and

(C)	It is intended that this Deed takes effect as a deed notwithstanding the fact that a party may only execute it under hand.

(D)	The Parties agree that this Deed is designated as a Finance Document for the purposes of the Equity Loan Agreement.

NOW, THEREFORE, it is agreed as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Deed terms defined in the Equity Loan Agreement and not otherwise defined herein shall have the meanings given to them in the Equity Loan Agreement and in addition the following terms shall have the following meanings:

“Amended and Restated Equity Loan Agreement” means the Equity Loan Agreement as amended and restated in the form set out in Schedule 1 (Amended and Restated Equity Loan Agreement).

“Party” means a party to this Deed.

1.2	Interpretation.

The rules of interpretation set out in Clauses 1.2 and 1.3 of the Equity Loan Agreement shall apply to this Deed as if set out in full herein, mutatis mutandis, and as if references therein to “this Agreement” were references to this Deed.

2.	AMENDMENTS AND RESTATEMENT.

2.1	Amendments and Restatement.

With effect on and from the date of this Deed:

(a)	the Equity Loan Agreement shall be amended and restated in the form set out in Schedule 1 (Amended and Restated Equity Loan Agreement) and so that it shall be read and construed for all purposes as set out in Schedule 1 (Amended and Restated Equity Loan Agreement); and

(b)	the rights and obligations of the parties to the Equity Loan Agreement shall be governed by the Amended and Restated Equity Loan Agreement.

3.	REPRESENTATIONS AND WARRANTIES.

3.1	Representations

Each of the Borrower and the Guarantor represents and warrants to the Lender on the date of this Deed that (i) it is a company, duly incorporated and validly existing under the laws of Indonesia and has corporate power to execute and deliver this Deed and to perform its obligations under this Deed and, in the case of the Borrower the Equity Loan Agreement as amended by this Deed; (ii) this Deed has been duly and validly executed and delivered by it; and (iii) this Deed and, in the case of the Borrower, the Equity Loan Agreement as amended by this Deed constitute the legal, valid and binding obligations of that Party, enforceable against it in accordance with their terms.

3.2	Representation in the Equity Loan Agreement

The Borrower makes each of the representations and warranties set out in Clause 11 (Representations and Warranties) of the Amended and Restated Equity Loan Agreement to the Lender on the date of this Deed.

4.	EFFECT OF AMENDMENTS.

4.1	Equity Loan Agreement

It is agreed that the Equity Loan Agreement as amended by this Deed remains in full force and effect and any references to the Equity Loan Agreement whether in the Equity Loan Agreement or in any other agreement between any of the Parties shall be construed as a reference to the Equity Loan Agreement as amended by this Deed.

4.2	Guarantee

The Guarantor hereby confirms that it consents to the amendments to the Equity Loan Agreement pursuant to this Deed and acknowledges and agrees its obligations under the Guarantee extend to the Equity Loan Agreement as amended by this Deed.

5.	MISCELLANEOUS.

5.1	Language

Each Party is fully aware that under Indonesian Law No. 24 of 2009 on the Flag, Language, State Symbol and National Anthem (“Law 24/2009”), this Deed may have to be executed in Bahasa Indonesia or in bilingual format. No later than 60 days from the date hereof, the Borrower shall prepare and the Parties shall execute an Indonesian language version of this Deed in the framework of Law 24/2009 and in form and substance satisfactory to the Lender, which version (i) shall only be a translation of and reference only for this Deed and shall not in any way be construed as a new, additional or separate agreement or an amendment to any of the terms herein, and (ii) shall have the same effective date as this English version of this Deed. As a consequence, in the event of any discrepancy or inconsistency between this Deed and the Indonesian language version of this Deed, this Deed shall prevail and the relevant Indonesian language version shall be deemed to be automatically amended to conform with and to make the relevant Indonesian text consistent with the relevant English text. Each of the Parties hereby undertakes that: (a) it has read this Deed and understands its content in English, (b) this Deed has been entered into freely and without duress and (c) independent legal advice has been sought by such party prior to executing this Deed. Furthermore, each party agrees it will not cite or invoke Law 24/2009 or any regulation issued thereunder or claim that the fact this Deed was executed in the English language only to (x) defend its non-performance or breach of its obligations under this Deed or (y) allege that this Deed is against public policy or otherwise does not constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms.

5.2	Partial Invalidity

If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired, and the Parties shall enter into negotiations in good faith to replace the invalid, illegal or unenforceable provision.

5.3	Counterparts

This Deed may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Deed.

6.	GOVERNING LAW

This Deed is governed by English law.

7.	ARBITRATION

7.1	Arbitration

(a)	Any dispute arising out of or in connection with this Deed, including (without limitation) any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre for the time being in force, which rules are deemed to be incorporated by reference in this Clause. The Tribunal shall consist of three arbitrators. The language of the arbitration shall be English.

(b)	Decisions of the arbitral tribunal shall be binding in final instance upon the parties hereto. The parties hereto expressly agree in accordance with Indonesian Law No. 30 of 1999 on Arbitration and Alternative Dispute Resolution (the “Arbitration Law”) that in deciding the disagreement or dispute, the arbitrators shall be bound by strict rules of law, and may not purport to decide the same ex aequo et bono. The parties further agree to waive any Indonesian laws and regulations, decrees or policies having the force of law that would otherwise give a right to appeal any arbitration decision or award, and to the extent applicable, as such that in conformity with Article 60 of the Arbitration Law, there shall be no appeal and/or cessation to any court of law from the decision of the arbitrators and the parties shall not challenge or resist the enforcement action taken by the party in whose favour the decision of the arbitrators was given.

(c)	The parties hereto expressly agree to waive the applicability of Article 48.1 of the Arbitration Law as such that the mandate of the arbitrators duly constituted in accordance with the terms of this Deed shall remain in effect until a final arbitral award has been issued by the arbitrators.

8.	WAIVER OF IMMUNITY

8.1	Waiver of Immunity

(a)	The Borrower waives generally all immunity it or its assets or revenues may otherwise have in any jurisdiction, including immunity in respect of:

(i)	the giving of any relief by way of injunction or order for specific performance or for the recovery of assets or revenues; and

(ii)	the issue of any process against its assets or revenues for the enforcement of a judgment or, in an action in rem, for the arrest, detention or sale of any of its assets and revenues.

(b)	The Borrower agrees that in any proceedings in England this waiver shall have the fullest scope permitted by the English State Immunity Act 1978 and that this waiver is intended to be irrevocable for the purposes of the English State Immunity Act 1978.

9.	THIRD PARTY RIGHTS.

A person who is not a party to this Deed has no right by reason of the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Deed.

IN WITNESS WHEREOF, this Deed has been executed and delivered by the Parties on the date stated at the beginning of this Deed.

SCHEDULE 1

AMENDED AND RESTATED LOAN AGREEMENT

SCHEDULE 1 AMENDED AND RESTATED EQUITY LOAN AGREEMENT

Date: 13 March 2013 (as amended and restated by an Amendment and Restatement Agreement dated 9 October 2013)

Hoegh LNG Lampung Pte Ltd

PT Bahtera Daya Utama

Equity Loan Agreement

Contents

1.	Definitions and Interpretation	1

2.	The Facility	9

3.	Purpose	9

4.	Utilisation	9

5.	Repayment	11

6.	Prepayment and Cancellation	11

7.	Interest	12

8.	Interest Periods	13

9.	Tax Gross Up and Indemnities	14

10.	Costs and Expenses	14

11.	Representations	15

12.	General Undertakings	16

13.	Events of Default	19

14.	Information Undertakings	22

15.	Changes to the Lender	24

16.	Changes to the borrower	24

17.	Payment Mechanics	25

18.	Set-Off and calculations	25

19.	Notices	26

20.	Partial Invalidity	27

21.	Remedies and Waivers	27

22.	Counterparts	28

23.	Governing Law	29

24.	Arbitration	29

25.	Waiver of immunity	29

Schedule 1: Conditions Precedent		31

Schedule 2: Utilisation Request		33

THIS AGREEMENT is dated 13 March 2013 (as amended and restated by an Amendment and Restatement Agreement dated 9 October 2013)

BETWEEN:

(1) PT Bahtera Daya Utama, a company organised and existing under the laws of the Republic of Indonesia whose registered office is at Jalan Ampera Raya No. 9-10, Jakarta Selatan 12550, Indonesia, as Borrower (the “Borrower”); and

(2) Hoegh LNG Lampung Pte Ltd, a company organised and existing under the laws of Singapore whose registered office is at 4 Robinson Road, House of Eden #05-01, Singapore 048543, as Lender (the “Lender”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

10.	Definitions and Interpretation

10.1	Definitions

In this agreement:

“Affiliate” has the meaning given to it in the Shareholders Agreement;

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration;

“Available Commitment” means the Lender’s Commitment minus:

(a)	the amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date;

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Singapore, Jakarta and, for any payment made in US Dollars, New York;

“Cash Call” has the meaning given to it in the Shareholders Agreement;

“Commitment” means:

(a)	the Initial Amount; and

(b)	following the first Utilisation, any further amount which from time to time is made available pursuant to Clause 2.2 (Increase in Commitment),

to the extent not cancelled or reduced under this agreement;

Company” means PT Hoegh LNG Lampung;

“Default” means an Event of Default or any event or circumstance specified in Clause 13 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default;

“Distribution” means in respect of the Company:

(a)	any dividend or other distribution (in cash or in kind) on or in respect of the shares in the share capital of the Company (or any part or class thereof), including proceeds from the liquidation of the Company;

(b)	any repayment of share premium reserve or other capital reserve;

(c)	any other payment by a way of return on capital;

(d)	any participation in income or profits;

(e)	a capital decrease or any repayment, redemption, repurchase or return of shares or capital (of any tier);

“Distribution Account” means an account with a bank or financial institution in Singapore in the name of the Borrower, secured under the Distribution Account Charge, and subject to an irrevocable instruction from the Borrower to that bank or financial institution that (i) such account is secured in favour of the Lender and (ii) all moneys in such account may only be withdrawn or transferred with the consent of the Lender; and (iii) the Lender may withdraw or transfer amounts from such account at any time and any number of times;

“Distribution Account Charge” means the charge to be entered into by the Borrower in favour of the Lender in respect of the Distribution Account (including all monies from time to time credited to, or standing to the credit of, the Distribution Account, and all interest payable to, or accruing in respect of, the Distribution Account) as security for the Borrower’s obligations to the Lender under the Finance Documents;

“Event of Default” means any event or circumstance specified as such in Clause 13 (Events of Default);

“Facility” means the term loan facility made available under this agreement as described in Clause 2 (The Facility);

“Final Maturity Date” means the earlier to occur of the date the Shareholders Agreement terminates and the date the Borrower ceases to be a shareholder in the Company, , in each case, in accordance with its terms;

“Finance Document” means each of this agreement, the Guarantee, the Intercreditor Deed, any Security Document, the Irrevocable Instruction and any other document designated as such by the Lender and the Borrower;

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above;

“FSRU” has the meaning given to it in the Shareholders Agreement;

“FSRU Mortgage” means the mortgage to be entered into by the Company in favour of the Lender over the FSRU as security for the Borrower’s obligations under the Finance Documents, ranking subsequent to the Senior Debt Security over the FSRU;

“GAAP” means generally accepted accounting principles in Indonesia including IFRS;

“Guarantee” means the Guarantee and Indemnity agreement between Lender and Borrower in respect of the obligations of the Borrower dated 13 March 2013;

“Guarantor” means the guarantor under Guarantee;

“HLNG” has the meaning given to it in the Shareholders Agreement.

“Initial Amount” means the paid up capital required to be paid up by the Borrower pursuant to clause 4(c) of the Shareholders Agreement;

“Intercreditor Deed” means the intercreditor deed to be entered into by, amongst others, the Lender and the holders of the Senior Debt Security and which will provide, amongst other things, for certain rights of priority in respect of certain assets subject to Transaction Security and Senior Debt Security;

“Interest Payment Date” means, subject to Clause 8 (Interest Periods), 31 March, 30 June, 30 September and 31 December in each year;

“Interest Period” means, for each Loan, the period commencing on the Utilisation Date of such Loan and ending on the next Interest Payment Date and each period thereafter commencing on an Interest Payment Date and ending on the next Interest Payment Date and, in relation to an Unpaid Sum, each period determined in accordance with Clause 7.3 (Default interest);

“Irrevocable Instruction” means the irrevocable instruction dated on or about the date hereof given by the Borrower to the Company authorising the Company to:

(a)	accept the advances of the proceeds of Utilisations under this agreement by way of direct payment from the Lender to the Company as payment from the Borrower for its share capital in the share capital of the Company and funding obligations in respect of Cash Calls; and

(b)	[make all payments of Distributions due to the Borrower to the Distribution Account or as the Lender may direct in payment of the Borrower’s obligations under the Finance Documents subject to and in accordance with the Shareholders Agreement;]

“Irrevocable Power of Attorney to Sell Shares” means the irrevocable power of attorney to be issued by the Borrower in the agreed form in favour of the Lender granting the Lender with the power and authority to sell the shares owned by the Borrower in the share capital of the Company as security for the Borrower’s obligations under the Finance Documents;

“Irrevocable Power of Attorney to Vote” means the irrevocable power of attorney to be issued by the Borrower in the agreed form in favour of the Lender granting the Lender with the power and authority to exercise the rights of the Borrower under or in respect of the shares owned by the Borrower in the share capital of the Company as security for the Borrower’s obligations under the Finance Documents;

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan;

“Party” means a party to this agreement;

“Quasi-Security” has the meaning given to it in Clause 12.3 (Negative pledge);

“Secured Asset” means any right or asset of the Borrower which is or, in relation to Security Documents not yet entered into, will once entered into be, subject to Security under the Security Documents;

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect;

“Security Documents” means each of:

(a)	the Share Pledge;

(b)	the FSRU Mortgage;

(c)	the Irrevocable Power of Attorney to Sell Shares;

(d)	the Irrevocable Power of Attorney to Vote;

(e)	the Distribution Account Charge; and

(f)	any other document entered into by the Borrower in form and substance satisfactory to the Lender and expressed to create any security in favour of the Lender over all or part of its assets in respect of the Borrower’s obligations under any Finance Document;

“Senior Debt” means all indebtedness under or pursuant to Financing Agreements, as that expression is defined in the Shareholders Agreement;

“Senior Debt Security” means the Security created and/or existing from time to time pursuant to the Financing Agreements, as that expression is defined in the Shareholders Agreement;

“Shareholders Agreement” means the shareholders agreement in relation to the Company between, amongst others, the Lender and the Borrower and dated on or about the date of this agreement;

“Share Pledge” means the share pledge to be granted by the Borrower over the share capital it holds in the Company as security for the Borrower’s obligations under the Finance Documents;

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

“Transaction Documents” means the Finance Documents and the Shareholders Agreement;

“Transaction Security” means the Security created pursuant to the Security Documents;

“Unpaid Sum” means any sum due but unpaid by the Borrower under the Finance Documents;

“Utilisation” means a utilisation of the Facility;

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made; and

“Utilisation Request” means a notice substantially in the form set out in Schedule 2 (Utilisation Request).

10.2	Construction

(a)	Unless a contrary indication appears, any reference in this agreement to:

(i)	the “Lender”, the “Borrower” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

(ii)	a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Borrower and the Lender for the purposes of this agreement or, if not so agreed, is in the form specified by the Lender;

(iii)	“assets” includes present and future properties, revenues and rights of every description;

(iv)	a “Finance Document”, a “Transaction Document” or any other agreement or instrument is a reference to that Finance Document, Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(v)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(vii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation; and

(viii)	any “Section”, “Clause” or “Schedule” is to a section, clause, or schedule of this agreement;

(ix)	a provision of law is a reference to that provision as amended or re-enacted.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this agreement.

(d)	A Default (other than an Event of Default) is “continuing” if it has not been waived by the Lender or remedied and an Event of Default is “continuing” if it has not been waived by the Lender.

10.3	Currency symbols and definitions

“$”, “USD” and “dollars” denote the lawful currency of the United States of America.

10.4	Third Party Rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this agreement

SECTION 2

THE FACILITY

11.	The Facility

11.1	The Facility

Subject to the terms of this agreement, the Lender makes available to the Borrower a dollar term loan facility in an aggregate amount equal to the Commitment. As of the date of this agreement the Commitment is limited to the Initial Amount. The Parties acknowledge that the Lender may from time to time make further amounts available to be borrowed under this agreement pursuant to Clause 2.2 (Increase in Commitment).

11.2	Increase in Commitment

The Parties agree that if the Borrower is from time to time obliged under the Shareholders Agreement to fund the amount of a Cash Call to the Company, the Commitment shall automatically be increased by a sum equivalent to that amount.

12.	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility solely to pay-up its share capital in the share capital of the Company and to perform its obligations under the Shareholders Agreement to make payment pursuant to Cash Calls; and irrevocably agrees that amounts borrowed by it under the Facility shall be paid by the Lender directly to the Company on its behalf for such purpose but any such amounts so paid to the Company shall constitute amounts borrowed by the Borrower under this agreement and repayable by it in accordance with the terms of this agreement.

13.	Utilisation

13.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Lender of a duly completed Utilisation Request.

13.2	Conditions to Utilisation

The Borrower may not deliver a Utilisation Request unless the Lender has received all of the documents and other evidence listed in Schedule 1 (Conditions precedent) in form and substance satisfactory to the Lender.

13.3	Further Conditions Precedent

Subject to Clause 4.2 (Conditions of Utilisation of Initial Amount), the Lender will only be obliged to comply with Clause 4.6 (Lender’s Participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Utilisation;

(b)	the Lender and the Borrower are then shareholders in the Company (or in the case of the Borrower and the first Utilisation will be upon the payment of the proceeds of such Utilisation to the Company in accordance with the terms herein) and party to the Shareholders Agreement;

9

(c)	there has been no enforcement of any Security over shares in the Company (other than any enforcement by the Lender) and no shares in the Company have been seized, expropriated, nationalised or compulsory acquired by any governmental, regulatory or other authority or other person (other than the Lender);

(d)	the representations and warranties in Clause 11 (Representations) to be made by the Borrower are true.

13.4	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day and unless the Lender otherwise agrees is not less than 2 Business Days and not more than 5 Business Days after the date of the Lender’s receipt of such Utilisation Request;

(ii)	the currency and amount of the Utilisation comply with Clause 4.5 (Currency and amount); and

(iii)	it specifies that the proceeds of such Utilisation are to be paid to the Company.

(b)	Only one Loan may be requested in each Utilisation Request.

13.5	Currency and amount

(a)	The currency specified in a Utilisation Request must be dollars.

(b)	The amount of the proposed Loan must be an amount which is not more than the Available Commitment.

13.6	Lender’s Participation

If the conditions set out in this agreement have been met, the Lender shall make available each Loan by the relevant Utilisation Date.

13.7	Cancellation of Commitment

If the first Utilisation is less than the Initial Amount, an amount of the Commitment equal to the Initial Amount less the first Utilisation shall be immediately cancelled on the first Utilisation Date.

SECTION 3

REPAYMENT, PREPAYMENT AND CANCELLATION

14.	Repayment

14.1	Repayment of Loans

The Borrower shall, to the extent not prepaid prior to that date, repay the Loans in full on the Final Maturity Date together with all accrued and unpaid interest.

The loans shall be deemed to be fully repaid in accordance with Clauses 6.2, 13.11 and 13.12 of this Agreement.

14.2	Reborrowing

The Borrower may not reborrow any part of the Facility which is repaid.

15.	Prepayment and Cancellation

15.1	Voluntary Prepayment

Except for any prepayment required under this agreement, the Borrower may only prepay the Loans at a time and in a manner expressly permitted by the Shareholders Agreement.

15.2	Mandatory Prepayment - Liquidation

(a)	On the occurrence of the liquidation or dissolution of the Company, all the Loans, together with all accrued interest and all other amounts outstanding under this agreement, will automatically become immediately due and payable, subject to Clause 6.2(b).

(b)	The Borrower’s payment obligations under Clause 6.2(a) shall be discharged by the Borrower transferring all of its rights to any share of the net assets of the Company on liquidation or dissolution to the Lender or a nominee of the Lender in accordance with the Shareholders Agreement and provided that such transfer takes effect on the dissolution of the Company.

15.3	Restrictions

(a)	The Borrower may not reborrow any part of the Facility which is prepaid.

(b)	The Borrower shall not repay or prepay all or any part of any Loan or cancel all or any part of the Commitment except at the times and in the manner expressly provided for in this agreement.

(c)	Any prepayment under this agreement shall be made together with accrued interest on the amount prepaid.

(d)	No amount of the Commitment cancelled under this agreement may be subsequently reinstated except by the Lender pursuant to Clause 2 (The Facility).

SECTION 4

COSTS OF UTILISATION

16.	Interest

16.1	Interest

Subject to Clause 7.3 (Default interest), interest shall accrue on each Loan for each Interest Period at a rate of 12 per cent per annum.

16.2	Payment and Capitalisation of interest

Subject to Clause 7.3 (Default interest), the Borrower shall pay accrued interest on each Loan on each Interest Payment Date. Without prejudice to the Lender’s rights under this agreement in respect of any failure to pay accrued interest on any Interest Payment Date, interest which has accrued on a Loan and not been paid when due in accordance with this agreement shall be compounded with the Loan to which it has accrued on the first Interest Payment Date occurring after the date on which it was due and added to and form part of the principal amount of such Loan from such date.

16.3	Default interest

(a)	If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 2 per cent per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Lender (acting reasonably). Any interest accruing under this Clause 7.3 shall be immediately payable by the Borrower on demand by the Lender.

(b)	If any overdue amount consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be 2 per cent. per annum higher than the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount.

17.	Interest Periods

17.1	Final Maturity Date

An Interest Period for a Loan that would otherwise extend beyond the Final Maturity Date shall end on the Final Maturity Date.

17.2	Consolidation of Loans

If two or more Interest Periods for Loans end on the same date those Loans will be consolidated into, and treated as, a single Loan on the last day of the Interest Period.

17.3	Non-Business Days

If an Interest Payment Date would otherwise fall on, or an Interest Period would otherwise end on, a day which is not a Business Day, that Interest Payment Date will instead be, or that Interest Period will instead end on, as the case may be, the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

SECTION 5

ADDITIONAL PAYMENT OBLIGATIONS

18.	Tax Gross Up and Indemnities

18.1	Definitions

(a)	In this agreement:

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

(b)	Unless a contrary indication appears, in this Clause 9 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

18.2	Tax gross-up

(a)	The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Borrower shall promptly upon becoming aware that the Borrower must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly. Similarly, the Lender shall notify the Borrower on becoming so aware.

(c)	If a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If the Borrower is required to make a Tax Deduction, the Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Lender entitled to the payment evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

19.	Costs and Expenses

19.1	Enforcement costs

The Borrower shall, within seven Business Days of demand, pay to the Lender the amount of all costs such as fees, accountants, bank charges and other related cost and expenses (including legal fees) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document; provided that the Borrower shall have no obligation to pay any such cost or expense to the extent it results from breach by HLNG of the Shareholders Agreement.

SECTION 6

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

20.	Representations

The Borrower makes the representations and warranties set out in this Clause 11 to the Lender on the date of this agreement.

20.1	Status

(a)	It is a limited liability corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It has the power to own its assets and carry on its business as it is being conducted.

20.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable obligations.

20.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets.

20.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

20.5	Validity and admissibility in evidence

All Authorisations and any other acts, conditions or things required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained, effected, done, fulfilled or performed and are in full force and effect.

20.6	No default

No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

20.7	Security

(a)	No Security or Quasi-Security (as defined in Clause 12.3) exists over the Secured Assets other than pursuant to the Senior Debt Security or as permitted by this agreement.

(b)	The Security created under the Security Documents is not subject to any prior ranking Security, other than the Senior Debt Security.

(c)	The Security Documents are, or, in relation to Security Documents which have not yet been entered into, will once entered into be, valid and legally binding and create, or, as appropriate, will create valid Security in favour of the Lender enforceable in accordance with their terms.

20.8	Repetition

The representations and warranties in this Clause 11 are deemed to be made by the Borrower by reference to the facts and circumstances then existing on the date of each Utilisation Request and the first day of each Interest Period.

21.	General Undertakings

The undertakings in this Clause 12 remain in force from the date of this agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Authorisations

The Borrower shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Lender of,

(i)	any Authorisation required under any law or regulation of its jurisdiction of incorporation to:

(A)	enable it to perform its obligations under the Finance Documents; and

(B)	ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

21.2	Compliance with laws

(a)	The Borrower shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

(b)	Without limiting the generality of the foregoing, the Borrower shall comply, and shall procure that the Guarantor complies where applicable from time to time with all of the requirements provided under the prevailing regulations in Indonesia in relation to the entry and implementation of this agreement, including but not limited to (i) Law No. 24 of 2009 concerning National Flag, Language, Symbol and Anthem, (ii) Presidential Decree No. 59 of 1972 regarding Receipt of Foreign Loan, (iii) Presidential Decree No. 39 of 1991 regarding Coordination in Managing Commercial Foreign Loan , (iv) Bank Indonesia Regulation No. 13/15/PBI/2011 dated 23 June 2011 and Bank Indonesia Circular Letter No. 13/21/DSM dated 15 August 2011 regarding monitoring and reporting of foreign exchange activities of Non-Bank Institutions, (v) Bank Indonesia Regulation No. 12/24/PBI/2010 dated 29 December 2010 and Bank Indonesia Circular Letter No. 13/1/DINT dated 20 January 2011 concerning the reporting obligation of offshore loan, (vi) Bank Indonesia Regulation No. 13/20/PBI/2011 concerning receipt of foreign exchanges derived from the proceeds of export and off-shore loan transactions, and (vii) Bank Indonesia Regulation No. 12/1/PBI/2010 dated 28 January 2010 concerning offshore loan to non-bank companies, if applicable.

21.3	Negative pledge

In this Clause 12.3, “Quasi-Security” means an arrangement or transaction described in paragraph (b) below.

(a)	The Borrower shall not create or permit to subsist any Security over any of the Secured Assets other than under the Security Documents or sell, transfer or otherwise dispose of any of Secured Assets.

(b)	The Borrower shall not :

(i)	sell, transfer or otherwise dispose of any of its receivables that relate to Secured Assets on recourse terms;

(ii)	enter into any arrangement under which money or the benefit of a bank or other account relating to Secured Assets may be applied, set-off or made subject to a combination of accounts; or

(iii)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security, listed below:

(i)	any Security or Quasi-Security which is Senior Debt Security; and

(ii)	any lien arising by operation of law and in the ordinary course of trading.

21.4	Transaction Security

(a)	The Borrower shall not do or permit to be done any act or thing, if relevant, that might jeopardise or otherwise alter or impair the Transaction Security or adversely affect or diminish the value of any assets subject to the Transaction Security.

(b)	Without prejudice to any obligations specified in a Security Document, the Borrower shall promptly do all acts or execute all documents (including assignments, transfers, charges, notices and instructions) as the Lender may reasonably specify (and in the form the Lender may reasonably require):

(i)	to create, perfect, protect or maintain the Transaction Security or for the exercise of the rights, powers and remedies of the Lender in respect of the Transaction Security; and

(ii)	to facilitate the enforcement of the Transaction Security.

(c)	The Borrower shall warrant and defend the rights, title and interest of the Lender in and to the assets, which are from time to time expressed to be subject to the Transaction Security against the claims and demands of all persons whomsoever.

(d)	The Borrower shall pay when due all taxes, duties, fees and other charges payable in respect of registrations, notarisations and filings of the Finance Documents under applicable law and in connection with any acts or documents required or requested pursuant to this Clause 12.4.

21.5	Registration of Transaction Security

The Borrower shall promptly, and in any event within any time limit specified by applicable law or regulation, deliver each Security Document (and any documents that may be required in relation thereto) to such person or agency and complete any other necessary formalities (including registration with all relevant authorities and registries in each relevant jurisdiction to the extent applicable) as may be specified by applicable law or regulation in order to perfect and maintain the Transaction Security created or expressed to be created thereunder.

21.6	Financial Indebtedness

The Borrower shall not incur any Financial Indebtedness except under this agreement.

21.7	Irrevocable Instruction

The Borrower shall maintain the Irrevocable Instruction and shall not instruct or vote on any matter pertaining to the Company in its capacity as a holder of share capital in the Company or otherwise in any manner that would conflict with the terms of this agreement other than in accordance with the instructions of the Lender.

21.8	Notification of default

The Borrower shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

22.	Events of Default

Each of the events or circumstances set out in Clause 13 is an Event of Default (save for Clause 13.10 (Acceleration), Clause 13.11 (Transfer of Shares and Rights) and Clause 13.12 (Senior Debt Security).

22.1	Non-payment

The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error; and

(b)	payment is made within 14 Business Days of its due date.

22.2	Other obligations

(a)	A Default Event under and as defined in the Shareholders Agreement occurs in relation to the Borrower or it fails to transfer its shares in accordance with the Shareholders Agreement when obliged to thereunder or it is or becomes a Deadlock Shareholder (as defined in the Shareholders Agreement).

(b)	The Borrower does not comply with any provision of the Transaction Documents (other than those referred to in Clause 13.1 (Non-payment) and paragraph (a) above).

(c)	No Event of Default under paragraph (b) above in relation to Clause 13.4 will occur if the failure to comply is capable of remedy and is remedied within 10 Business Days of the earlier of (A) the Lender giving notice to the Borrower and (B) the Borrower becoming aware of the failure to comply.

22.3	Misrepresentation

Any representation or statement made or deemed to be made by the Borrower in the Transaction Documents or any other document delivered by or on behalf of the Borrower under or in connection with any Transaction Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

22.4	Cross default

(a)	Any Financial Indebtedness of the Borrower or the Guarantor is not paid when due nor within any applicable grace period.

(b)	Any Financial Indebtedness of the Borrower or the Guarantor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any creditor of the Borrower or the Guarantor becomes entitled to declare any Financial Indebtedness of the Borrower or the Guarantor, as applicable due and payable prior to its specified maturity as a result of an event of default (however described).

22.5	Insolvency

(a)	The Borrower or the Guarantor is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding the Lender) with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of the Borrower or the Guarantor is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of the Borrower or the Guarantor.

22.6	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower or the Guarantor;

(b)	a composition, compromise, assignment or arrangement with any creditor of the Borrower or the Guarantor;

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect the Borrower or the Guarantor or any of their assets; or

(d)	enforcement of any Security over any assets of the Borrower or the Guarantor,

or any analogous procedure or step is taken in any jurisdiction.

22.7	Unlawfulness and invalidity

It is or becomes unlawful for the Borrower or the Guarantor to perform any of its obligations under the Transaction Documents.

22.8	Transaction Security

(a)	At any time any of the Transaction Security is not or ceases to be legal, valid, binding or enforceable.

(b)	Any seizure, confiscation, requisition, attachment or other appropriation of the Secured Assets or any part thereof.

22.9	Guarantee

(a)	The Guarantor does not comply with any provision of the Guarantee.

(b)	Any representation or statement made or deemed to be made by the Guarantor in the Guarantee or in any other document delivered by or on behalf of the Guarantor under or in connection with the Guarantee is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

22.10	Acceleration

On and at any time after the occurrence of an Event of Default the Lender may, subject to Clause 13.11 (Transfer of Shares and Rights), by notice to the Borrower:

(a)	cancel the Commitment whereupon it shall immediately be cancelled;

(b)	require the Borrower to transfer all of its shares in the Company to such person as the Lender or its relevant Affiliate nominates in accordance with the Shareholders Agreement;

(c)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(d)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Lender, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents.

22.11	Transfer of Shares and Rights

If an Event of Default occurs prior to the liquidation of the Borrower the Lender may only take an action referred to in paragraphs (c) and (d) of Clause 13.10 (Acceleration) if the Borrower fails to transfer its shares in the Company in accordance with the requirements of the Shareholders Agreement and subject to Clause 13.12 (Senior Debt Security). To the extent that pursuant to the requirements of the Shareholders Agreement:

(a)	[the rights and obligations of the Borrower under this agreement are assumed by the relevant transferee, the Borrower shall be released from its obligations under this agreement which are assumed by such transferee;

(b)	the amounts outstanding under this agreement are to repaid by the relevant transferee on behalf of the Borrower, the Borrower shall be released from its obligations under this agreement following such payment;

(c)	the amounts outstanding under this agreement are to be waived following such transfer, they shall be so waived and the Borrower shall be released from its obligations under this agreement following such transfer.

22.12	Senior Debt Security

(a)	The Lender may not take an action referred to in paragraphs (c) and (d) of Clause 13.10 (Acceleration) as a result of a failure of the Borrower to transfer its shares in the Company in accordance with the requirements of the Shareholders Agreement where such failure is a result of the lenders in whose favour the Senior Debt Security has been created (the “Senior Lenders”) failing to take any action or provide any consent required for such transfer and provided that the Borrower has taken all such actions and entered into all such documents as are reasonably required for obtaining such consent and effecting such transfer.

(b)	If the Senior Lenders have enforced any Senior Debt Security over the shares in the Company owned by the Borrower and appropriated, sold or otherwise transferred the shares in the Company owned by the Borrower or appointed an administrator or analogous official over such shares or the Company, the Borrower shall not (unless such shares are returned to the Borrower or such enforcement action otherwise ceases to apply) be obliged to pay amounts under this agreement except pursuant to Clause 6 (Prepayment and Cancellation) and without prejudice to any obligation to transfer its shares in the Company in accordance with the requirements of the Shareholders Agreement and provided that any surplus assets or proceeds of enforcement arising from such enforcement and returned or paid to the Borrower following such enforcement shall be promptly transferred or paid to the Lender or as it may direct to discharge the Borrower’s obligations under this agreement.

23.	Information Undertakings

The undertakings in this Clause 14 remain in force from the date of this agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

23.1	Information Undertakings

The Borrower and Guarantorshall supply to the Lender:

(a)	as soon as they are available, but in any event within 30 days after the end of each of its financial years its audited consolidated financial statements for that financial year; and

(b)	except for the Guarantor, as soon as they are available, but in any event within 30 days after the end of each financial quarter of each of its financial years its consolidated financial statements for that financial quarter; and

23.2	Budget

(a)	The Borrower shall supply to the Lender as soon as the same become available but in any event within 60 days before the start of each of its financial years, an annual budget for that financial year.

(b)	The Borrower shall ensure that each budget:

(i)	is in a form reasonably acceptable to the Lender and includes a projected consolidated profit and loss, balance sheet and cashflow statement for the Borrower , projected financial covenant calculations and;

(ii)	is prepared in accordance with the accounting principles and the accounting practices acceptable to the Lender and financial reference periods applied to financial statements under Clause 14.1; and

(iii)	has been approved by the board of directors of the Borrower .

23.3	Information: Miscellaneous

The Borrower or the Guarantor, as applicable, shall supply to the Lender:

(a)	at the same time as they are dispatched, copies of all documents dispatched by the Borrower to its creditors generally (or any class of them);

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against the Borrower or the Guarantor, and which, if adversely determined, are reasonably likely to involve a liability, or a potential or alleged liability, exceeding $250,000 (or its equivalent in other currencies);

promptly on request, such further information regarding the financial condition, assets and operations of the Borrower , including any requested amplification or explanation of any item in the financial statements, budgets or other material provided by the Borrower or the Guarantor under this Agreement, any changes to management of the Borrower or the Guarantor.

SECTION 7

CHANGES TO THE PARTIES

24.	Changes to the Lender

The Lender may assign any of its rights or transfer by novation any of its rights and obligations under this agreement or any Finance Document to any person.

25.	Changes to the Borrower

The Borrower may not assign any of its rights or transfer any of its rights and obligations under this agreement or any Finance Document without the consent of Lender, provided that the rights and obligations of the Borrower under this agreement may be transferred to any person to whom they are required to be transferred in accordance with the Shareholders Agreement.

SECTION 8

ADMINISTRATION

26.	Payment Mechanics

26.1	Partial payments

If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Lender shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

(a)	first, in or towards payment pro rata of any unpaid costs and expenses of the Lender under the Finance Documents;

(b)	secondly, in or towards payment pro rata of any accrued interest due but unpaid under this agreement;

(c)	thirdly, in or towards payment pro rata of any principal due but unpaid under this agreement; and

(d)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

26.2	No set-off by the Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

26.3	Business Days

(a)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

27.	Set-Off and calculations

(a)	The Lender may set off any matured obligation due from the Borrower under the Finance Documents against any matured obligation owed by the Lender to the Borrower, regardless of the place of payment, booking branch or currency of either obligation.

(b)	Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

(c)	Any interest accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days.

28.	Notices

28.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

28.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower, that identified with its name below; and

(b)	in the case of the Lender, that identified with its name below; and

or any substitute address or fax number or department or officer as the Party may notify to the other Party by not less than five Business Days’ notice.

28.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will, subject to paragraph (b) below, only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 19.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender and, if a particular department or officer is specified as part of its address details provided under Clause 19.2 (Addresses), only if addressed to that department or officer.

28.4	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Lender, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

(c)	Each Party is fully aware that under Indonesian Law No. 24 of 2009 on the Flag, Language, State Symbol and National Anthem (“Law 24/2009”), this agreement may have to be executed in Bahasa Indonesia or in bilingual format. No later than 60 days from the date hereof, the Borrower shall prepare and the parties shall execute an Indonesian language version of this agreement in the framework of Law 24/2009 and in form and substance satisfactory to the Lender, which version (i) shall only be a translation of and reference only for this agreement and shall not in any way be construed as a new, additional or separate agreement or an amendment to any of the terms herein, and (ii) shall have the same effective date as this English version of this agreement. As a consequence, in the event of any discrepancy or inconsistency between this agreement and the Indonesian language version of this agreement, this agreement shall prevail and the relevant Indonesian language version shall be deemed to be automatically amended to conform with and to make the relevant Indonesian text consistent with the relevant English text. Each of the parties hereby undertakes that: (a) it has read this agreement and understands its content in English, (b) this agreement has been entered into freely and without duress and (c) independent legal advice has been sought by such party prior to executing this agreement. Furthermore, each party agrees it will not cite or invoke Law 24/2009 or any regulation issued thereunder or claim that the fact this agreement was executed in the English language only to (x) defend its non-performance or breach of its obligations under this agreement or (y) allege that this agreement is against public policy or otherwise does not constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms.

29.	Partial Invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired, and the Parties shall enter into negotiations in good faith to replace the invalid, illegal or unenforceable provision.

30.	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of the Lender shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

31.	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 9

GOVERNING LAW AND ENFORCEMENT

32.	Governing Law

This agreement is governed by English law.

33.	Arbitration

33.1	Arbitration

(a)	Any dispute arising out of or in connection with this agreement, including (without limitation) any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre for the time being in force, which rules are deemed to be incorporated by reference in this Clause. The Tribunal shall consist of three arbitrators. The language of the arbitration shall be English.

(b)	Decisions of the arbitral tribunal shall be binding in final instance upon the parties hereto. The parties hereto expressly agree in accordance with Indonesian Law No. 30 of 1999 on Arbitration and Alternative Dispute Resolution (the “Arbitration Law”) that in deciding the disagreement or dispute, the arbitrators shall be bound by strict rules of law, and may not purport to decide the same ex aequo et bono. The parties further agree to waive any Indonesian laws and regulations, decrees or policies having the force of law that would otherwise give a right to appeal any arbitration decision or award, and to the extent applicable, as such that in conformity with Article 60 or Arbitration Law, there shall be no appeal and/or cessation to any court of law from the decision of the arbitrators and the parties shall not challenge or resist the enforcement action taken by the party in whose favour the decision of the arbitrators was given.

(c)	The parties hereto expressly agree to waive the applicability of Article 48.1 of the Arbitration Law as such that the mandate of the arbitrators duly constituted in accordance with the terms of this agreement shall remain in effect until a final arbitral award has been issued by the arbitrators.

34.	Waiver of immunity

34.1	Waiver of Immunity

(a)	The Borrower waives generally all immunity it or its assets or revenues may otherwise have in any jurisdiction, including immunity in respect of:

(i)	the giving of any relief by way of injunction or order for specific performance or for the recovery of assets or revenues; and

(ii)	the issue of any process against its assets or revenues for the enforcement of a judgment or, in an action in rem, for the arrest, detention or sale of any of its assets and revenues.

(b)	The Borrower agrees that in any proceedings in England this waiver shall have the fullest scope permitted by the English State Immunity Act 1978 and that this waiver is intended to be irrevocable for the purposes of the English State Immunity Act 1978.

This agreement has been entered into on the date stated at the beginning of this agreement.

IN WITNESS whereof the parties have caused this agreement to be duly executed the day and year first before written.

For and on behalf of HOEGH LNG LAMPUNG PTE LTD

Sveinung Støhle

For and on behalf of PT BAHTERA DAYA UTAMA

Nurcahya Basuki

Schedule 1: Conditions Precedent

1.	The Borrower

(a)	A copy of the constitutional documents of each of the Borrower and the Guarantor.

(b)	A copy of a resolution of the board of commissioners of each of the Borrower approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party.

(c)	A copy of a resolution of the board of commissioners of the Guarantor approving the terms of the Guarantee.

(d)	A copy of a resolution of the General Meeting of Shareholders of each of the Borrower approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party.

(e)	A copy of a resolution of the board of directors of the Borrower:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf if applicable; and

(iii)	authorising a specified person or persons, on its behalf if applicable, to sign and/or despatch all documents and notices (including any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(f)	A copy of a resolution of the board of directors of the Guarantor:

(i)	approving the terms of, and resolving that it executes the Guarantee;

(ii)	authorising a specified person or persons to execute the Guarantee on its behalf if applicable; and

(iii)	authorising a specified person or persons, on its behalf if applicable, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Guarantee.

(g)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(h)	A certificate of the Borrower (signed by a director) confirming that borrowing, the Commitment would not cause any borrowing, guaranteeing or similar limit binding on the Borrower to be exceeded.

(i)	A certified copy of the register of shareholders of the Borrower.

(j)	A certificate of an authorised signatory of the Borrower certifying that each copy document relating to it specified in this Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of this agreement.

2.	Finance Documents

(a)	This agreement and the Guarantee duly executed by all parties to it.

(b)	The Intercreditor Deed and each Security Document duly executed by all original parties to them.

(c)	The Irrevocable Instruction duly executed by the Borrower [and the Company].

(d)	All original share certificates representing the shares secured under the Share Pledge shall have been received by the Lender.

(e)	Evidence that the Share Pledge has been registered in the shares registry book of the Company, and the notices required to be sent under the Share Pledge have been sent and acknowledged.

3.	Legal opinions

(a)	A legal opinion of Lender’s legal advisers , substantially in the form agreed by the Lender.

4.	Other documents and evidence

(a)	A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(b)	Evidence that this agreement has been reported by the Borrower to Bank Indonesia, the Ministry of Finance and Offshore Commercial Loan (PKLN) Team in compliance with the regulations specified in Clause 12.2 (Compliance with laws) of this agreement.

(c)	Evidence that Guarantee has been reported by the Guarantor to Bank Indonesia and/or the Ministry of Finance and Offshore Commercial Loan (Pinjaman Komersial Luar Negeri) Team or any other regulatory body if applicable and required by Indonesian law.

Schedule 2: Utilisation Request

From: [Borrower]

To: [Lender]

Dated:

Dear Sirs

Equity Loan Agreement

Dated 13 March 2013 (as amended and restated on [            ]) (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Currency of Loan:	USD

Amount:	[ ]

Interest Period:	[ ]

3.	The proceeds of this Loan are to be applied towards our investment in the share capital of the Company and funding of Cash Calls in accordance with the Shareholders Agreement and should be credited to the following account of the Company:

[Loan Account details].

4.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

[name of Borrower]

THE LENDER

[Insert Lender name]

By:

[Appropriate execution provisions to be inserted]

Address:

Fax:

Attention:

THE BORROWER

[Insert Borrower name]

By:

[Appropriate execution provisions to be inserted]

Address:

Fax:

Attention:

SIGNATURE PAGE TO AMENDMENT AND RESTATEMENT AGREEMENT

EXECUTED AND DELIVERED AS A DEED BY PT BAHTERA DAYA UTAMA

By:	/s/ NURCAHYA BASUKI
Name:	Nurcahya Basuki
Title:	Director

EXECUTED AND DELIVERED AS A DEED BY PT IMECO INTER SARANA

By:	/s/ TANU WIJAYA
Name:	Tanu Wijaya
Title:	President Director

EXECUTED AND DELIVERED AS A DEED BY HOEGH LNG LAMPUNG PTE LTD

By:	/s/ PARTHSARTHI JINDAL
Name:	Parthsarthi Jindal
Title:	Director